Exhibit 99.1

SELECTED QUARTERLY FINANCIAL INFORMATION

(Unaudited)

Selected quarterly information for the years ended December 31, 2001 and 2000 is as follows (in thousands, except per share amounts):

	Quarter Ended

2001	December 31	September 30	June 30	March 31
Revenues from Rental Operations	$179,414	$178,199	$181,768	$183,968
Revenues from Service Operations	12,834	21,676	23,627	22,322
Net income available for common shares	44,420	77,102	49,675	58,770
Basic income per common share	$0.34	$0.59	$0.39	$0.46
Diluted income per common share	$0.34	$0.58	$0.38	$0.45
Weighted average common shares	130,970	130,104	129,131	128,399
Weighted average common and dilutive potential common shares	149,842	158,594	149,572	151,031
Funds From Operations (1)	$84,520	$88,881	$88,754	$84,592
Cash flow provided by (used by):
Operating activities	$66,084	$147,958	$126,273	$93,341
Investing activities	(27,948)	55,145	23,803	(43,449)
Financing activities	(38,157)	(296,626)	(85,940)	(50,192)

2000
Revenues from Rental Operations	$172,924	$185,760	$178,408	$174,734
Revenues from Service Operations	21,790	21,903	25,041	14,065
Net income available for common shares	73,425	45,149	45,525	48,859
Basic income per common share	$0.58	$0.36	$0.36	$0.39
Diluted income per common share	$0.57	$0.35	$0.36	$0.39
Weighted average common shares	127,654	127,010	126,597	126,070
Weighted average common and dilutive potential common shares	154,793	147,916	147,181	146,326
Funds From Operations (1)	$81,873	$81,667	$78,790	$75,030
Cash flow provided by (used by):
Operating activities	$148,075	$126,913	$96,607	$77,535
Investing activities	145,809	14,421	(97,321)	(160,661)
Financing activities	(295,980)	(141,764)	4,518	102,274

(1)          Funds From Operations is defined by the National Association of Real Estate Investment Trusts as net income or loss, excluding gains or losses from debt restructuring and sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. Funds From Operations does not represent cash flow from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Company’s operating performance, and is not indicative of cash available to fund all cash flow needs.